Investment Banking Services Agreement

This Investment Banking Services Agreement (the ***"Agreement"***), executed this 22nd day of March, 2012, by and between **Envision Solar International, Inc.** of **7675 Dagget Suite 150, San Diego, California, 92111**, and any and all of its subsidiaries, affiliates, successors, designates, and assigns (hereinafter collectively referred to as ***"Envision"***, or ***"the Company"***) and **Allied Beacon Partners, Inc.** (formerly known as American Beacon Partners, Inc), located at 7501 Boulders View Dr. Suite 601 Richmond, VA 23225, and any and all of its subsidiaries, affiliates, successors, designates and assigns (hereinafter collectively referred to as (***"ABP"***), is intended to specify the terms and conditions under which ABP shall provide investment banking services to Envision. The purpose of this document is to precisely set forth the understanding and Agreement between Envision and ABP whereby ABP will act as the non-exclusive investment banker to the Company for the term of this Agreement.

1. DUTIES

ABP shall provide investment banking services to the Company as appropriate and customary, as mutually agreed upon by the Company and ABP. Such services may include, but are not necessarily limited to, the following:

a. assist Company to prepare its Business Plan and/or , if required, a Confidential Private Placement Memorandum, describing the Company and its operations, technology, management, future plans, financial data, and other Company information,
b. introducing the Company to prospective investors,
c. advising the Company throughout negotiations with prospective investors,
d. advise and assist the company in completing any potential transaction(s).

It is understood and agreed that the final decision to accept or reject any proposed investment in the Company shall be made by the Company at its sole discretion.

Also, it is understood and agreed that ABP will be providing these investment banking services to Envision on a "best efforts" basis only. There is no guarantee, either expressed or implied, that ABP will be successful in raising investment funds or financing for Envision on terms acceptable to the Company.

The Company agrees that:

a. All written information provided to prospective investors or to ABP and/or its duly designated representatives by the Company, and all oral communications provided to prospective investors or to ABP and/or its duly designated representatives by the Company, will not contain any untrue statement of a material fact, or will not omit to state a material fact necessary to make such a statement, in light of the circumstances under which it was made, not misleading.
b. Company covenants to promptly notify ABP if any information, whether written or oral, previously furnished by either the Company, its officers, or its duly designated representatives to ABP, its duly designated representatives, and/or any prospective purchasers of its Interests which relates to the offer and sale of its Interests contains any untrue statement of a material fact, or omits to state a material fact necessary to make such a statement, in light of the circumstances under which it was made, not misleading. Further, the Company covenants that it will promptly provide all additional information and disclosures to ABP, its duly designated

representatives, and such prospective purchasers that are necessary so that all shall have complete and accurate information regarding the Company in order to enable all parties to fully comply with all applicable federal and state securities and other laws, rules, and regulations.

c. Company covenants to promptly notify ABP and its designated representatives of any and all developments or proceedings materially affecting, or relating to, the Company that are reasonably expected to impact ABP's ability to completely, accurately, and effectively present the Company to prospective investors, including, but not limited to, changes that have occurred or are reasonably expected to materially affect its business prospects, operational results, financial condition, principal ownership or management, and disputes or legal proceedings that may material affect the Company, or its officers, directors or key employees.
d. The Company shall promptly furnish or make available to ABP and/or its duly designated representatives any and all documentation and information reasonably requested in connection with ABP's due diligence efforts.
e. ABP will be bound by the confidentiality provisions of paragraph 3 hereof and will ensure that any party with whom ABP shares The Company's confidential information shall be bound by the same.

2. COMPENSATION AND EXPENSES

ABP's compensation for providing these investment banking services shall be as follows:

a. Cash Compensation

Immediately upon each separate closing of a sale of the Company's equity or quasi-equity interests to investors covered under this Agreement consisting of either common stock, preferred stock, Interests convertible into either common or preferred stock and/or subordinated debt which is unsecured by any specific tangible assets such as real estate, product inventory, or plant & equipment, ABP shall receive a cash fee (the ***"Cash Fee"***) to be calculated as follows:

Investment Amount	Cash Fee Payable On That Incremental Portion
Up to $5,000,000	8%
$5,000,001 to $10,000,000	7%
$10,000,001 and up	4%

Example: Assume that an investor purchases $5,500,000 worth of the Company's common stock or project equity interests in a single or multiple investments. ABP would be paid a total Cash Fee of $435,000 at closing, calculated as follows:

8% of the first $5,000,000	$400,000
7% of the next $500,000	$ 35,000
Total Fee Payable	$435,000

It is understood and agreed that the Cash Fee shall be paid directly to ABP immediately upon the Company's receipt of the funds associated with each separate closing of a sale of the Company's Interests.

Additionally, ABP reserves the option, exercisable in its sole discretion, to, either individually or in concert, take all, or any portion of, its Cash Fee in shares of the common stock of the Company (the ***"Stock Fee"***) in lieu of cash, with the selling price of the Company's common or preferred stock in the

transaction (or, in the case of a convertible security, the conversion price) serving as the divisor into the dollar amount of the Cash Fee for purposes of determining the number of common shares to be issued to ABP. In the case of a placement of subordinated debt securities not secured by tangible assets of the Company, as previously defined, the strike price of any attached warrants will be used as the divisor into the dollar amount of the Cash Fee for purposes of determining the number of common shares to be issued to ABP. If there are no warrants attached to any such subordinated debt securities sold in the offering, ABP shall not have the option to take all or part of the Cash Fee in shares of the Company's common stock for that offering of subordinated debt.

b. Warrant Compensation

In addition to the Cash Fee and/or Stock Fee outlined in Section 2(a), the Company agrees to also issue ABP five year warrants (the ***"Warrants"***) representing **5%** of the total number of shares sold during the term of this agreement to purchase shares of its common stock in the following manner: Upon each successful closing, along with the accompanying Cash Fee and/or Stock Fee, the Company will provide ABP with five year stock purchase Warrants to purchase shares of the Company's common stock directly from the Company at a **price equal to ten percent (10%) above the selling price of the common or preferred stock in that particular offering (or, in the case of a convertible debenture, the conversion price)**. For example, if stock is sold to outside investors at a price of **$5** per share, then the exercise price for the Warrants to be issued to ABP in connection with that sale shall be **$5.50** per share.

The Company agrees to extend "cashless exercise" provisions to ABP with respect to the Warrants. The Company also agrees to subsequently adjust both the number of Warrants held by ABP, as well as the strike price of those Warrants, in order to equitably reflect all future stock splits, reverse stock splits, and/or stock dividends that may be declared by the Company.

The actual certificate(s) to be issued to ABP representing ownership of these Warrants shall incorporate all of the above provisions and shall conform in substantially all respects to the sample warrant certificate which is attached to this Agreement as **"Exhibit A"** and which is hereby incorporated herein by reference and made part of this Agreement for all purposes as though set forth in its entirety herein.

c. Calculation of Cash Fees and Warrants Payable

Should any investor, or group of investors, make a firm commitment to invest a specific amount of money into the Company, but then elect to tender that money to the Company in separate tranches over a period of time rather than all at once, ABP shall still receive full Cash Fees and Warrant compensation on the **entire amount**, not just on the initial investment amount received. However, these Cash and Warrant Fees shall be due and payable only on the amount of each separate tranche if and when it is received by the Company, subject to cumulative breakpoints outlined in the table in Sections 2(a) pertaining to cash commissions and in Section 2(b) pertaining to warrant compensation.

d. Trailing Commissions

Following the Termination of this Agreement (see Section 4: Term of Engagement), should any investor or investors originally introduced to the Company by ABP who had not previously invested in the Company at the time of the Termination of the Agreement subsequently chose to make an

investment in the Company within a period of **thirty-six (36) months** following the Date of Termination (as defined in Section 4), ABP shall be entitled to full Cash Fees and Warrant Fees on any and all such investments as defined in Section 2(a) and Section 2(b) of this Agreement so long as ABP remains actively involved in the transaction.

3. CONFIDENTIALITY OF INFORMATION

ABP understands and appreciates the confidential nature of this proposed transaction and of certain proprietary information concerning the Company which ABP may receive in the course of performing its services hereunder (the ***"Confidential Information"***). ABP will use its best efforts (which term as used herein means reasonable efforts applying current securities industry standards) to maintain the confidentiality which the Company requires regarding both the proposed transaction and the Confidential Information.

The Company agrees that if the proposed financial transaction is completed, ABP, at its sole expense, will be entitled to place an announcement in such newspapers and periodicals as ABP may deem suitable stating that ABP Investments, Inc. has acted as the financial advisor in completing the transaction. Any such announcement shall be in a form reasonably acceptable to the Company and shall comply with all applicable laws and regulations.

4. TERM OF ENGAGEMENT

ABP shall act as the non-exclusive investment banker to the Company for a period of six (6) months from the date of the acceptance of this Agreement, unless mutually extended by the written consent of both parties.

However, either party may indicate their intention to terminate this Agreement at any time by providing written notification thereof to the other party. Once such written notification has been delivered and received, the Agreement will formally terminate **thirty (30) days** later (collectively, a ***"Termination"***). Both parties agree to be bound by whatever contractual obligations that will have been incurred under the terms of this Agreement up to the formal date of Termination, and all obligations, covenants, representations and warranties set forth in this Agreement in Sections 2, 3, 7, 10, 11 and 12 shall survive and remain in full force and effect after Termination.

6. PERFORMANCE OF SERVICES

ABP will perform its services hereunder in compliance with all applicable federal and state laws, regulations, and statutes. ABP hereby warrants and represents that it is a duly licensed broker/dealer currently in good standing with the Financial Industry Regulatory Authority ("FINRA") as well as all other appropriate federal and state regulatory authorities. ABP also warrants and represents that any and all of its registered representatives that may perform services on behalf of the Company under this Agreement have passed all necessary qualification examinations and are duly licensed registered representatives currently in good standing with the FINRA as well as all other appropriate federal and state regulatory authorities.

7. INDEMNIFICATION

Because ABP with be acting on the Company's behalf, indemnification from the Company is required. A copy of our standard indemnification provisions (the ***"Indemnification Provisions""***) is attached to

this Agreement and is hereby incorporated herein by reference and made part of this Agreement for all purposes as though set forth in its entirety herein.

8. CONSENT TO ARBITRATION

Except as otherwise provided by law or for equitable remedies, the parties to this Agreement hereby agree that any dispute or controversy arising out of, relating to, or concerning any interpretation, construction, performance, or breach of this Agreement shall be settled by an arbitration (the ***"Arbitration"***) to be held in San Diego County, California in accordance with the commercial dispute resolution rules then in effect of the American Arbitration Association. The presiding arbitrator may grant injunctions or other relief in any such dispute or controversy. Both parties hereby agree that the decision of the presiding arbitrator will be final, conclusive, ineligible for appeal, and fully binding on all parties to the arbitration. Judgment may be entered on the arbitrator's decision in any court having jurisdiction. The parties shall each pay one-half of the costs and expenses of the Arbitration, and each shall separately pay its own legal counsel's fees and expenses.

9. COVENANT AGAINST ASSIGNMENT

This Agreement is personal to the parties hereto, and accordingly neither the Agreement, nor any right hereunder or interest herein, may be assigned, or transferred, or charged, or otherwise dealt with by either party without the express written consent of the other. Notwithstanding the foregoing, however, the Company will be entitled to assign this Agreement and the Company's rights hereunder to a successor to all, or substantially all, of its assets, whether by sale, merger, or otherwise.

10. NO WAIVER OF RIGHTS

Any failure or delay by either party to enforce any provision of this Agreement will not, in any way, be construed as a waiver of any such provision or prevent that party from thereafter enforcing any other provision of this Agreement. The rights granted to both parties hereunder are cumulative and will not constitute a waiver of either party's right to assert any other legal remedy that may be available to it.

11. SEVERABILITY

Should any part, form, or provision of this Agreement be held to be void, illegal, unenforceable, or in conflict with any law having jurisdiction over this Agreement, the validity of the remaining portions shall not be affected.

12. ENTIRE AGREEMENT AND GOVERNING LAW

This Agreement and the attached Exhibits set forth the entire understanding of the parties hereto and supersede any prior communications, understandings, and agreements of the parties. This Agreement may not be amended, nor any obligation hereunder waived, except by an agreement in writing executed by, in the case of an amendment, both of the parties hereto, and, in the case of a waiver, by the party waiving performance. The benefits of this Agreement shall inure to the respective successors, designates and assigns of the parties hereto, as well as of the indemnified parties hereto, and shall be binding upon their respective successors and assigns. No party to this Agreement may assign their rights hereunder without the consent of all parties hereto. This Agreement will be governed by California law, and venue for any legal proceedings hereunder will be in the appropriate legal forum in the County of San Diego, State of California.

In view of the fact that the foregoing is acceptable to both parties, both hereby affix their signatures to this document, thereby making it a legally binding Agreement between both parties.

FOR ENVISION SOLAR INTERNATIONAL, INC	FOR ALLIED BEACON PARTNERS, INC.
Signature	Signature
Desmond Wheatley	James Hintz
Name (printed)	Name (printed)
President and CEO	CEO
Title	Title
March 22nd 2012	03/22/2012
Date	Date

Indemnification Provisions

Envision Solar International, Inc. ("Envision" or "the Company") agrees to indemnify and hold harmless Allied Beacon Partners, Inc. and any and all of its officers, directors, employees, affiliates, and representatives (collectively, "**ABP**") against any and all losses, claims, damages, and liabilities, expenses and costs (and all actions in respect thereof and any legal or other expenses in giving testimony or furnishing documents in response to a subpoena or otherwise), including all attorney's fees and costs and the cost of investigating, preparing, or defending any such action or claim, whether or not in connection with litigation in which ABP or any affiliate is a party, as and when incurred, directly or indirectly, caused by, relating to, based upon, or arising out of the **Investment Banking Services Agreement** between the Company and ABP, dated **March 21, 2012**, as it may be amended from time to time (the "Agreement"); provided however, that such indemnity agreement shall not apply to any such loss, claim, damage, liability, or cost to the extent it is found in a final judgment in a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from the negligence or misconduct of ABP. The Company also agrees that ABP shall not have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company for, or in connection with, the engagement of ABP (including any loss, claim, damage, liability, or cost sustained or incurred as a result of ABP's negligence), except for such liability for losses, claims, damages, liabilities or expenses that resulted primarily and directly from ABP's negligence or misconduct.

These Indemnification Provisions shall be in addition to any liability that the Company may otherwise have to ABP or the persons indemnified below in this sentence and shall extend to the following: ABP, its affiliated entities, directors, officers, employees, agents, legal counsel, and controlling persons of ABP within the meaning of federal securities laws, and the respective successors, assigns, heirs, beneficiaries, and legal representatives of each of the foregoing indemnified persons or entities.

If any action, proceeding, or investigation is commenced, as to which ABP proposes to demand such indemnification, it will notify the Company with reasonable promptness; provided, however, that any failure by ABP to notify the Company will not relieve the Company from its obligations hereunder except to the extent that such failure shall substantially prejudice the Company. ABP shall have the right to retain counsel of its own choice to represent it, and such counsel shall, to the fullest extent consistent with its professional responsibilities, cooperate with the Company and any counsel designated by it. The Company will be liable for any settlement of any claim against ABP made with its written consent, which consent shall not be unreasonably withheld.

In order to provide for just and equitable contribution, if a claim for indemnification pursuant to these Indemnification Provisions is made but is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) that such indemnification may not be enforced in such case, even though the express provisions hereof provide for indemnification in such case, then the Company, on the one hand, and ABP, on the other hand, shall contribute to the losses, claims, damages, liabilities, or costs to which the indemnified persons may be subject in accordance with the relative benefits received by the Company, on the one hand, and ABP, on the other hand, and also the relative fault of the Company, on the one hand, and ABP, on the other hand, in connection with the statements, acts, or omissions that resulted in such losses, claims, damages, liabilities, or costs and the relative equitable considerations shall also be considered. No person found liable for a fraudulent misrepresentation shall be entitled to contribution from any person who is not also found liable for such misrepresentation.

Neither termination nor completion of the engagement of ABP referred to in the Agreement shall affect the provisions of these Indemnification Provisions, which shall then remain operative and in full force and effect.

These Indemnification Provisions may not be amended orally.

Envision Solar International, Inc.

Signature Date